Exhibit 99.1

Contacts:

Frank Karbe

Chief Financial Officer

Exelixis, Inc.

(650) 837-7565

fkarbe@exelixis.com

Charles Butler

Vice President

Corporate Communications

& Investor Relations

Exelixis, Inc.

(650) 837-7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2009 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. – March 9, 2010 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the fourth quarter and year ended December 31, 2009.

Revenues for the fourth quarter ended December 31, 2009 were $44.1 million, compared to $29.6 million for the comparable period in 2008. The increase in revenues was primarily due to increased license revenue from our 2008 collaboration with Bristol-Myers Squibb Company for XL184 and XL281 in addition to our 2009 collaboration with sanofi-aventis for XL147 and XL765. These increases in revenue were partially offset by a decrease in milestones related to our 2006 oncology collaboration with Bristol-Myers Squibb Company and the conclusion of various collaboration agreements with GlaxoSmithKline, Bristol-Myers Squibb Company and Genentech.

Revenues for the year ended December 31, 2009 were $151.8 million, compared to $117.9 million in 2008. The increase in revenues for the full year was primarily due to increased revenue relating to our new collaborations with sanofi-aventis for XL147 and XL765, our 2008 collaboration with Bristol-Myers Squibb Company for XL184 and XL281 and our 2009 collaboration with Boehringer Ingelheim for the S1P1 agonist program. These increases were partially offset by a decrease in milestones related to our 2006 oncology collaboration with Bristol-Myers Squibb Company, fluctuations in contract revenue related to milestones, and the conclusion of various collaboration agreements with GlaxoSmithKline, Bristol-Myers Squibb Company and Genentech.

Research and development expenses for the fourth quarter 2009 were $64.1 million compared to $56.9 million for the comparable period in 2008; and for the year were $234.7 million compared to $257.4 million for 2008. The increase in expenses in the quarter is primarily due to the increased development activities related mainly to XL184. The decrease in expenses for the full year reflects decreased personnel costs due to our November 2008 restructuring, the impact from other cost containment measures initiated in 2008, and the wind down of development expenses for discontinued programs, which were partially offset by increased development activities related mainly to XL184.

General and administrative expenses for the fourth quarter 2009 were $8.5 million compared to $9.1 million for the comparable period in 2008. General and administrative expenses for the year were $34.4 million compared to $36.9 million for 2008. The decrease in expense for the quarter is related primarily to a reduction in outside services and stock based compensation expense. The decrease for the year primarily reflects lower expenses for outside services as well as decreased personnel costs due to our November 2008 restructuring, partially offset by an increase in facilities costs.

Collaboration cost-sharing expenses for the fourth quarter 2009 were $1.8 million compared to $0.3 million of reimbursements for the comparable period in 2008. Collaboration cost-sharing expenses for the year were $4.6 million compared to $0.3 million of reimbursements for 2008. The increase in expense for both the quarter and full year reflects the net impact of the amount due under the agreement with Bristol-Myers Squibb Company for expenses incurred by Bristol-Myers Squibb Company on XL184 offset by our spend on XL281, for which we are fully reimbursed.

Other income (expense) for the fourth quarter 2009 was ($5.8) million compared to ($1.4) million for the comparable period in 2008. Other income (expense) for the year was ($18.9) million compared to $3.7 million in 2008. The increase in expense for the quarter and the year primarily reflects a charge to interest expense relating to the termination of the Deerfield credit facility. The increase in expense for the year also includes a one-time charge of $9.8 million as a result of the deconsolidation of Symphony Evolution, Inc. in June 2009.

Tax benefit for the fourth quarter 2009 was $7.3 million and for the full year was $1.3 million. The tax benefit for the quarter was primarily due to an amendment of the tax treaty between the United States and France in December 2009, which resulted in the reversal of $7.0 million recorded in the third quarter, relating to withholding tax to the French authorities associated with our license and collaboration agreement with sanofi-aventis. The income tax benefit for the full year reflects a $1.3 million refundable income tax credit generated by the Housing and Economic Recovery Act of 2008 and the American Recovery and Reinvestment Act of 2009.

Net loss attributable to Exelixis, Inc. for the quarter ended December 31, 2009 was $28.8 million, or $0.27 per share, compared to $38.0 million, or $0.36 per share, for the comparable period in 2008. For the year ended December 31, 2009, net loss was $135.2 million or $1.26 per share, compared to $162.9 million, or $1.54 per share in 2008. The decrease in net loss attributable to Exelixis, Inc. from 2008 to 2009 for both the quarter and the full year was primarily due to increases in revenue from our various collaborations as described above.

Cash and cash equivalents, marketable securities and restricted cash and investments totaled $221.0 million at December 31, 2009, compared to $284.2 million at December 31, 2008.

2009 Q4 Business Highlights and Recent Developments:

•

Reported new data from a phase 2 trial of XL184 in patients with glioblastoma multiforme (GBM) at the 2009 Joint Meeting of the Society for Neuro-Oncology and the AANS/CNS Section on Tumors. The data were encouraging and demonstrate that XL184 is clinically active in this indication.

•	Presented 13 posters on multiple Exelixis compounds at the 2009 AACR-NCI-EORTC International Conference.

•	Expanded the clinical development programs for XL184 and XL147/XL765 in conjunction with Bristol-Myers Squibb Company and sanofi-aventis, respectively.

•

Announced a restructuring yesterday that resulted in a reduction in our workforce of approximately 40%, or 270 employees, as a consequence of our continued strategy to focus resources on the development of our lead clinical compounds, XL184, XL147 and XL765, which are being studied in numerous trials from phases 1 to 3 in multiple different tumor types. We expect to save an estimated $90 million through 2011 and to record a restructuring charge of approximately $15 million in the first quarter of 2010.

“We are pleased with our accomplishments in 2009, which are clearly reflected in the significantly improved financial performance of the company. Our revenue has increased substantially as a result of our partnering efforts, and our expenses and net loss for 2009 are down compared to the prior year. Furthermore, with over $220 million in cash at the end of 2009, we comfortably met our cash guidance for the year,” said George A. Scangos, Ph.D., President and Chief Executive Officer of Exelixis. “We have further focused our resources on XL184, XL147 and XL765. We made substantial progress on these and other programs during 2009, and I look forward to presenting the results at ASCO in June.”

Financial Outlook

For the full year 2010, we expect revenues in the range of $210 million to $240 million and operating expenses in the range of $280 million to $310 million, including a restructuring charge of approximately $15 million and stock-based compensation and other non-cash charges of approximately $16 million. The restructuring charge may increase significantly later in the year depending on additional charges that have not yet been finalized. The Company’s cash, cash equivalents, marketable securities and restricted cash balance at the end of 2010 is expected to be approximately $200 million.

Conference Call and Webcast

Exelixis’ management will discuss the company’s fourth quarter and full year 2009 financial results, financial outlook and corporate strategy, and provide a general business update during a conference call beginning at 8:00 a.m. ET/ 5:00 a.m. PT today, Tuesday, March 9, 2010. To listen to a webcast of the discussion, visit the Event Calendar page under Investors at www.exelixis.com.

About Exelixis

Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its biological expertise and integrated research and development capabilities to generate a pipeline of development compounds with significant therapeutic and commercial potential for the treatment of cancer and potentially other serious diseases. Currently, Exelixis’ broad product pipeline includes investigational compounds in phase 3, phase 2, and phase 1 clinical development. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb Company, sanofi-aventis, GlaxoSmithKline, Genentech (a wholly owned member of the Roche Group), Pfizer Inc., and Daiichi-Sankyo. For more information, please visit the company’s web site at www.exelixis.com.

Basis of Presentation

Exelixis has adopted a 52- or 53-week fiscal year that ends on the Friday closest to December 31st. For convenience, references in this press release as of and for the fiscal year ended January 1, 2010 are indicated on a calendar year basis, ended December 31, 2009 and as of and for the fiscal quarters ended January 2, 2009 and January 1, 2010 are indicated as ended December 31, 2008 and 2009, respectively.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to Exelixis’ strategy to focus resources on its lead clinical compounds, XL184, XL147 and XL765, estimated cost savings and charges as a result of restructuring, and the timing thereof, future data presentations on Exelixis programs at ASCO in June, Exelixis’ expected revenues and operating expenses for 2010 and Exelixis’ forecast for 2010 year-end cash, cash equivalents, marketable securities and restricted cash balance. Words such as “focus,” “expect,” “look forward,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis’ current plans, assumptions, beliefs, and expectations. Forward-looking statements involve risks and uncertainties. Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: Exelixis’ ability to execute on its strategy; the potential failure of XL184, XL147, XL765 and other Exelixis compounds to demonstrate safety and efficacy in clinical testing; Exelixis’ ability to implement the restructuring plan to the extent currently anticipated; unanticipated charges not currently contemplated that may occur as a result of the restructuring plan; the availability of data at the referenced times; Exelixis’ ability to continue to partner compounds in its pipeline; timely receipt of potential milestones, royalties and profits under Exelixis’ collaborative agreements; market competition and changes in economic and business conditions. These and other risk factors are discussed under “Risk Factors” and elsewhere in Exelixis’ quarterly report on Form 10-Q for the quarter ended October 2, 2009, and other filings with the Securities and Exchange Commission. Exelixis expressly disclaims any duty, obligation, or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Exelixis’ expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

-see attached financial tables-

EXELIXIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008 (1)
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Contract	$16,526	$19,018	$54,141	$70,746
License	27,553	10,553	97,618	46,793
Collaboration Reimbursement	—	—	—	320

Total revenues	44,079	29,571	151,759	117,859

Operating expenses:
Research and development	64,135	56,878	234,702	257,390
General and administrative	8,472	9,106	34,382	36,892
Collaboration cost sharing	1,775	—	4,582	—
Restructuring charge	—	2,890	—	2,890

Total operating expenses	74,382	68,874	273,666	297,172

Loss from operations	(30,303)	(39,303)	(121,907)	(179,313)
Other income (expense):
Interest income and other, net	234	863	1,510	5,935
Interest expense	(6,316)	(2,376)	(12,672)	(6,762)
Gain on the sale of businesses	252	70	2,052	4,570
Loss on deconsolidation of Symphony Evolution, Inc.	—	—	(9,826)	—

Total other income (expense)	(5,830)	(1,443)	(18,936)	3,743

Consolidated Loss Before Taxes	(36,133)	(40,746)	(140,843)	(175,570)
Tax Benefit	7,300	—	1,286	—
Consolidated Net Loss	(28,833)	(40,746)	(139,557)	(175,570)
Loss attributed to noncontrolling interest in Symphony Evolution, Inc.	—	2,796	4,337	12,716

Net loss attributable to Exelixis, Inc.	$(28,833)	$(37,950)	$(135,220)	$(162,854)

Net loss per share, basic and diluted	$(0.27)	$(0.36)	$(1.26)	$(1.54)

Shares used in computing basic and diluted net loss per share	107,732	106,066	107,073	105,498

(1)	Derived from the audited consolidated financial statements.

EXELIXIS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31, 2009	December 31, 2008 (1)
	(unaudited)
Cash and cash equivalents and marketable securities and long term investments (2)	$220,993	$284,185
Working capital	$22,882	$82,028
Total assets	$343,410	$401,622
Total stockholders’ deficit	$(163,725)	$(56,261)

(1)	Derived from the audited consolidated financial statements
(2)	These amounts include investments held by Symphony Evolution, Inc. of zero and $14.7 million and restricted cash and investments of $6.4 million and $4.0 million as of December 31, 2009 and December 31, 2008, respectively.

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